Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated June 22, 2017, relating to the consolidated financial statements of RYB Education, Inc. and its subsidiary, its consolidated variable interest entity (‘‘VIE’’) and VIE’s subsidiaries and kindergartens as of and for the three years in the period ended December 31, 2016, and related financial statement schedule appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

August 30, 2017